UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 3, 2015

Inogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36309	33-0989359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive

Goleta, California 93117

(Address of principal executive offices, including zip code)

(805) 562-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On August 3, 2015, Timothy Petersen notified Inogen, Inc. (the “Company”) that he has resigned as a member of the Board of Directors (the “Board”) of the Company, the Compensation, Nominating, and Governance Committee of the Board (the “Compensation, Nominating, and Governance Committee”), and the Audit Committee of the Board (the “Audit Committee”), effective immediately. Mr. Petersen’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices. The Board has reduced the size of the Compensation, Nominating, and Governance Committee by one member following the departure of Mr. Petersen.

(d) Election of Director

On August 3, 2015, the Board appointed R. Scott Greer to the Board, effective immediately. Mr. Greer will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2015. In addition, on the same date, the Board appointed Mr. Greer as a member of the Audit Committee, replacing Timothy Petersen.

Since June 2003, Mr. Greer has served as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer currently serves as a member of the boards of directors of StemCells, Inc., a publicly-traded biopharmaceutical company focused on stem cell therapeutics, Nektar Therapeutics, a publicly-traded biopharmaceutical company, Sientra, Inc., a publicly-traded commercial stage medical device company, and Versartis, Inc., a publicly-traded development stage biotechnology company. Mr. Greer was also a member of the board of directors of Auspex Pharmaceuticals, Inc., a biopharmaceutical company, from 2014 to 2015. Mr. Greer holds a B.A. in economics from Whitman College and an M.B.A. from Harvard University. He also was a certified public accountant.

In connection with his appointment to the Board on August 3, 2015, Mr. Greer will be entitled to compensation in accordance with the Company’s compensation program for non-employee directors. Under the Company’s compensation program for non-employee directors, each non-employee director receives a base annual retainer of $35,000. In addition, the Chairperson of the Board receives an additional annual retainer of $20,000, the Chairperson of the Audit Committee receives an additional $20,000 annual retainer and the Chairperson of the Compensation, Nominating, and Governance Committee receives an additional $15,000 annual retainer.

Each non-employee director is also entitled to receive an option to purchase 6,666 shares of common stock in connection with their appointment to the Board (the “Initial Award”). The Initial Award will vest in twenty-four monthly installments beginning with the first monthly anniversary after the date of appointment, in each case based continuing service as a director. Additionally, non-employee directors who have been non-employee directors for at least six (6) months on the date of the annual meeting are entitled to receive an option to purchase 6,666 shares of common stock on the date of each annual meeting of stockholders. Each annual grant is expected to vest in twelve monthly installments beginning with the first monthly anniversary after the grant date, but will vest fully on the date of the next annual meeting of the stockholders if not otherwise fully vested on such date, subject to such director’s continued service through such date. The Chairperson of the Board is also entitled to receive an additional option to purchase 1,666 shares of common stock on the date of each annual meeting of stockholders, the Chairperson of the Audit Committee is entitled to receive an additional option to purchase 1,666 shares of common stock on the date of each annual meeting of stockholders, and the Chairperson of the Compensation, Nominating, and Governance Committee is entitled to receive an additional option to purchase 1,166 shares of common stock on the date of each annual meeting of stockholders. Such chairperson awards vest in twelve monthly installments beginning with the first monthly anniversary after the grant date, but will vest fully on the date of the next annual meeting of the stockholders if not otherwise fully vested on such date, subject to such director’s continued service through such date.

The Company also reimburses non-employee directors for all reasonable expenses in connection with their services to the Company.

Mr. Greer also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on November 27, 2013 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Mr. Greer and any other persons pursuant to which Mr. Greer was elected as a director. In addition, Mr. Greer is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 6, 2015, the Company issued a press release announcing Mr. Greer’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated as of August 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

By:	/s/ Alison Bauerlein
Alison Bauerlein
Executive Vice President, Finance and CFO

Date: August 6, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated as of August 6, 2015.